As filed with the Securities and Exchange Commission on August 17, 2021

Registration No. 333 –

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
____________________
DYNATRONICS CORPORATION
(Exact name of registrant as specified in its charter)

Utah	87-0398434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Trapp Rd. Eagan, MN 55121 (801) 568-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dynatronics Corporation 2020 Equity Incentive Plan
(Full title of the plans)

John Krier Chief Executive Officer Dynatronics Corporation 1200 Trapp Rd. Eagan, MN 55121 (651) 683-8066
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin Pinegar, Esq. Wayne Swan, Esq. Dentons Durham Jones Pinegar P.C. 111 South Main Street, Suite 2400 Salt Lake City, UT 84111 Tel: (801) 415-3000
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☒
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed MaximumOffering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, no par value per share	1,000,000 shares	$ 1.25	$1,250,000.00	$ 136.38

(1)
The number of shares of common stock, no par value per share (“Common Stock”), of Dynatronics Corporation (the “Registrant”), stated above consists of the aggregate number of shares which may be sold upon the exercise of options or issuance of stock-based awards which may hereafter be granted under the Dynatronics Corporation 2020 Equity Incentive Plan, as amended (the “2020 Plan”). The maximum number of shares, which may be sold upon the exercise of such options or issuance of other stock-based awards granted under the 2020 Plan, is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2020 Plan. Accordingly, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also covers any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the 2020 Plan are based upon the average of the high and low sale prices per share of the Common Stock as reported on the Nasdaq Capital Select Market as of August 16, 2021.

(3)	Calculated pursuant to Section 6(b) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2020 Plan. The documents containing the information specified in Part I "Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or will be delivered to the participants in the 2020 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2020, filed with the SEC on September 24, 2020;
(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 12, 2020, for the quarter ended December 31, 2020, filed with the SEC on February 11, 2021, and for the quarter ended March 31, 2021, filed with the SEC on May 13, 2021;

(c)
The Registrant’s Current Reports on Form 8-K as filed with the SEC during 2020 and 2021 on each of November 5, 2020, November 9, 2020, November 12, 2020, December 11, 2020, December 16, 2020, December 31, 2020, January 29, 2021, February 1, 2021, February 11, 2021, April 6, 2021, April 22, 2021, April 29, 2021, May 13, 2021, May 17, 2021, July 2, 2021, and August 9, 2021 (other than any portions thereof deemed furnished and not filed); and

(d)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 00-012697) filed on July 26, 1984, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Utah corporation and is governed generally by Utah corporation law. The Registrant’s Articles of Incorporation and Bylaws, each as amended, restated, and currently in effect, provide that the Registrant shall indemnify and limit the personal liability of its officers and directors to the fullest extent permitted by applicable law.

Section 16-10a-841 of the Utah Revised Business Corporation Act (the “Revised Act”) allows a Utah corporation to provide, in its articles of incorporation, bylaws or by shareholder resolution, for the elimination or limitation of personal liability of a director to the corporation or to its shareholders for monetary damages for any action or omission, as a director, except (i) liability for a financial benefit received by a director to which he was not entitled, (ii) intentional infliction of harm on the corporation or the shareholders, (iii) an unlawful distribution to shareholders in violation of the Revised Act, and (iv) intentional violation of criminal law.

Section 16-10a-902 of the Revised Act provides that a Utah corporation may indemnify any individual made a party to a proceeding because he or she is or was a director, against liability incurred in the proceeding, if: (a) the director’s conduct was in good faith, (b) the director reasonably believed that his or her conduct was in, or not opposed to, the corporation’s best interests; and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe such conduct was unlawful; provided, however, that a corporation may not indemnify a director under Section 16-10a-902 if the director was adjudged liable to the corporation in a proceeding by or in the right of the corporation or adjudged liable for deriving an improper personal benefit. All indemnification is limited to reasonable expenses only.

Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a Utah corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which the director was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection with the proceeding or claim with respect to which the director has been successful.

In addition to the indemnification provided by Sections 16-10a-902 and 16-10a-903, Section 6-10a-905 of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

Under Section 16-10a-904 of the Revised Act, a Utah corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of his or her good faith belief that the director has met the applicable standard of conduct, provides a written undertaking personally binding the director to pay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making a determination would not preclude indemnification. The director’s undertaking need not be secured and may be accepted without reference to financial ability to make repayment. Section 16-10a-906 of the Revised Act prohibits a corporation from making any discretionary indemnification, payment or reimbursement of expenses unless a determination has been made that the director has met the applicable standard of conduct.

We have obtained directors’ and officers’ liability insurance, which subject to certain exclusions, insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur. We have entered into indemnification agreements with our directors and certain officers, in addition to the indemnification provided for in the Revised Act, its Articles of Incorporation and Bylaws and we intend to enter into indemnification agreements with any new directors and officers in the future.

The foregoing discussion of the Registrant’s Articles of Incorporation, Bylaws, indemnification agreements and Utah law is not intended to be exhaustive and is qualified in its entirety by such Articles of Incorporation, Bylaws, indemnification agreements or law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers, or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eagan, State of Minnesota, on August 17, 2021.

DYNATRONICS CORPORATION

By: /s/ John Krier
Name: John Krier
Title: Chief Executive Officer
(Authorized Officer and Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John Krier, Norman Roegner III, and Skyler Black, and each of them singly, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John Krier	Chief Executive Officer	August 17, 2021
John Krier	(Principal Executive Officer)

/s/ Norman Roegner III	Chief Financial Officer	August 17, 2021
Norman Roegner III	(Principal Financial Officer)

/s/ Skyler Black	Corporate Controller and Secretary (Principal Accounting Officer)	August 17, 2021
Skyler Black

/s/ Erin S. Enright	Chairman and Director	August 17, 2021
Erin S. Enright

/s/ Brian D. Baker	Director	August 17, 2021
Brian D. Baker

/s/ David B. Holtz	Director	August 17, 2021
David B. Holtz

/s/ Scott A. Klosterman	Director	August 17, 2021
Scott A. Klosterman

/s/ Brian M. Larkin	Director	August 17, 2021
Brian M. Larkin

/s/ R. Scott Ward	Director	August 17, 2021
R. Scott Ward

Dynatronics Corporation

INDEX TO EXHIBITS FILED WITH
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description of Exhibit	Filing Reference
3.1(i)	Amended and Restated Articles of Incorporation of Dynatronics Corporation	Exhibit 3.1 to Registration Statement on Form S-3 filed January 27, 2017
3.1(ii)	Certificate Designating the Preferences, Rights and Limitations of the Series A 8% Convertible Preferred Stock of the Registrant (Corrected)	Exhibit 3.1 to Current Report on Form 8-K, (File No. 000-12697) filed July 1, 2015
3.1(iii)	Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock of Dynatronics Corporation	Exhibit 3.1 to Current Report on Form 8-K filed June 4, 2017
3.2	Amended and Restated Bylaws of Dynatronics Corporation	Exhibit 3.2 to Current Report on Form 8-K filed July 22, 2015
4.2(i)	Specimen Common Stock Certificate	Exhibit 4.1 to Registration Statement on Form S-1 (file no. 00-285045), filed July 11, 1983
4.2(ii)	Specimen Series A 8% Convertible Preferred Stock Certificate	Exhibit 4.2 to Registration Statement on Form S-3 (file no. 333-205934) filed July 29, 2015
4.2(iii)	Specimen Series B Convertible Preferred Stock Certificate	Exhibit 4.2 to Registration Statement on Form S-3 (file no. 333-217322) filed April 14, 2017
5.1*	Opinion of Dentons Durham Jones Pinegar P.C.
23.1*	Consent of Tanner LLC
23.2*	Consent of Dentons Durham Jones Pinegar P.C. (included in Exhibit 5.1)
24.1*	Powers of Attorney (Incorporated by reference to the signature page hereto)
99.1	Dynatronics 2020 Equity Incentive Plan	Appendix A to Definitive Proxy Statement filed October 29, 2020

_______________
* Filed herewith.